Exhibit 99.1

IDENTIVE GROUP TO ACQUIRE ROCKWEST TECHNOLOGY GROUP

ACQUISITION FURTHER EXPANDS POSITION IN ID MANAGEMENT SOLUTIONS AND SERVICES IN THE U.S.

SANTA ANA, California, ISMANING, Germany and DENVER, Colorado, March 31, 2010 – SCM Microsystems, Inc. d/b/a. Identive Group (NASDAQ: INVE; Frankfurt Stock Exchange: INV), a provider of products, services and solutions for the security, identification and RFID industries, today announced that it has entered into an agreement to acquire RockWest Technology Group, a privately held identification and security solutions provider.

RockWest provides ID management solutions and services to the education, government, corporate, casino and healthcare markets in the southwest region of the U.S. The company was founded in 1999 and is based in Denver, Colorado, with branch offices in California, Arizona and New Mexico, employing 43 people.

RockWest’s focus on ID issuance and personalization and ID system integration complements Identive Group’s Identity Management Solutions & Services business. Following the transaction, RockWest will be integrated into Identive’s Multicard business and provide a portal for Multicard’s entry into the U.S. marketplace.

Ayman S. Ashour, Chairman and CEO of Identive Group commented, “The demand for identity management solutions continues to grow and RockWest has established itself as a leading player in the U.S. market. RockWest is solid and profitable, with an experienced management team. The company has built an impressive portfolio of ID and security offerings, including a number of unique applications that it has worked closely with its customers to develop.”

George Levy, co-founder and CEO of RockWest Technology Group stated, “Identive’s group companies cover significant segments of the identification systems value chain. Being part of Identive Group will give us greater scale and resources to accelerate our growth and allow us to work together with other companies in the group to enhance our ability to capture expanding market opportunities. We are excited to be joining a team that shares our vision of the industry and is focused on profitable growth.”

Ashour added, “The addition of RockWest to Identive Group demonstrates the continued execution of our buy, build and grow strategy. RockWest’s strong regional presence and the experienced team around George Levy provide an ideal base from which to launch and build our Multicard brand in the U.S. and further expand our identity management and solutions offering.”

The primarily stock-based transaction is expected to close in Q2 2010 and to be accretive to earnings in FY 2010.

About Identive Group

Identive Group (NASDAQ: INVE; Frankfurt Stock Exchange: INV) is an international technology group focused on building the world’s signature company in secure identification-based technologies. Through its group of recognized brands, Identive provides leading-edge products and solutions in the areas of physical and logical access control, identity management and RFID systems to governments, commercial and industrial enterprises and consumers. The organization’s growth model is based on a combination of disciplined acquisitive development and strong technology-driven organic growth from its member companies. For additional info visit: www.identive-group.com

About RockWest Technology Group

RockWest Technology Group is a private, full-service identification and security provider based in Denver, Colorado with offices in Los Angeles, Phoenix, Albuquerque and Denver. Rockwest supplies photo-identification, credential issuance, emergency management solutions and electronic security systems to the education, government, casino and healthcare markets and is committed to serving end-users with exceptional customer service, an expansive product line, on-site service and unparalleled industry experience. RockWest is part of a nationwide network of Identification Systems experts who provide a blanket of protection and service across the United States. For more information visit www.rockwesttech.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements contained above regarding the potential benefits of the acquisition for both Identive Group and RockWest Technology Group; the expected launch of Multicard into the U.S. market; the acceleration of growth for RockWest and the ability to capture expanding market opportunities as a result of the acquisition; the anticipated closing date of the transaction; and any statements about Identive’s or RockWest’s plans, objectives, expectations and intentions and other statements that are not historical facts. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the future business and financial performance of Identive and RockWest; the risk that the businesses will not be integrated successfully; the risk that any benefits from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction may make it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; and the possibility that the closing of the transaction may be delayed, or that the transaction may not close. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports and the Risk Factors enumerated therein, including our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports, filed with the SEC by SCM Microsystems, Inc. We undertake no duty to update any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Contacts:
United States:	Europe:
Darby Dye	Fabien B. Nestmann
+1 949 553-4251	+41 44 839 70 07
ddye@identive-group.com	fnestmann@identive-group.com

Contact RockWest:
Jessica Haggerty
+1 303 477 3338 x118 jessica_haggerty@rockwesttech.com